1. Name and Address of Reporting Person
   LEVENTHAL, RICHARD A.
   40 Monument Circle
   Suite 700
   Indianapolis, IN 46204
   USA
2. Issuer Name and Ticker or Trading Symbol
   Emmis Communications Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/06/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Class A Common Stock            01/02/2003            A         966         A   $0.0000    8966           D
                                                      <F1>
Class A Common Stock                                                                       3000           I           By Spouse
Class A Common Stock                                                                       17800          I           By Davstan
                                                                                                                      Trading

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Non-Empl    $19.84                                                    06/24/2012 Class A                     10000   D
Directors'                                                                       Common
Stock                                                                            Stock
Option
(right to
buy)
Non-Empl    $24.2188                                                  06/22/2003 Class A                     10000   D
Directors'                                                                       Common
Stock                                                                            Stock
Option
(right to
buy)
Non-Empl    $24.5                                                     06/28/2004 Class A                     10000   D
Directors'                                                                       Common
Stock                                                                            Stock
Option
(right to
buy)
Non-Empl    $26.875                                                   01/09/2006 Class A                     10000   D
Directors'                                                                       Common
Stock                                                                            Stock
Option
(right to
buy)
Non-Empl    $29.18                                                    06/25/2006 Class A                     10000   D
Directors'                                                                       Common
Stock                                                                            Stock
Option
(right to
buy)

Explanation of Responses:

<F1>
These shares were awarded under the 2002 Equity Compensation Plan for attendance at board and committee meetings during calendar year 2002.

SIGNATURE OF REPORTING PERSON
/s/ J. Scott Enright

DATE
01/02/2003